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July 31, 1998


The Board of Directors
Shipman Bancorp, Inc.
111 Keating Street
Shipman, Illinois  62685

                     RE:  Tax Opinion Concerning Reorganization
            Internal Revenue Code Section 368(a)(1)(A) and 368(a)(2)(E)

Dear Members of the Board of Directors:


You have requested our opinion as to the Federal income tax consequences of the merger (Merger) of Shipman Acquisition Corporation (Acquisition Corp), a wholly-owned subsidiary of Carlinville National Bank Shares, Inc. (CNB), with and into Shipman Bancorp, Inc. (Shipman) in exchange for stock of CNB and/or cash.


We have received and relied upon the following representations:

     A complete Agreement and Plan of Merger dated as of March 27, 1998 (Agreement), among CNB, Acquisition Corp and Shipman.

     To the extent not inconsistent with the following representations, the Merger will be consummated in accordance with the Agreement, by and among CNB, Acquisition Corp and Shipman.

     Shipman's issued and outstanding capital stock consists of 32,035.8291 shares of a single class of common stock, par value $10.00 per share.

     CNB is a Delaware corporation which was organized as a registered bank holding company under the Bank Holding Company Act of 1956 (the Act). CNB, through its bank and non-bank subsidiaries, offers complete banking and related financial services.

     Acquisition Corp is a recently-formed Illinois corporation and a wholly owned subsidiary of CNB. Acquisition Corp was organized to effect the proposed Merger with Shipman. Shipman will be the surviving corporation upon consummation of the Merger and the name will remain unchanged.

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The Board of Directors
Shipman Bancorp, Inc.
July 31, 1998
Page 2

     The fair market value of the CNB stock and other consideration, if any, to be received by each Shipman shareholder in the Merger will, in each instance, be equal to the fair market value of Shipman stock surrendered in exchange therefore.

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The Board of Directors
Shipman Bancorp, Inc.
July 31, 1998
Page 3


In the Merger, common shares of Shipman representing at least 70% of the outstanding common stock of Shipman will be exchanged solely for common stock of CNB. For purposes of this representation, shares of Shipman common stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of CNB common stock will be treated as shares of Shipman common stock on the date of the Merger. Moreover, shares of Shipman common stock and shares of CNB common stock held by Shipman shareholders and otherwise sold, redeemed or disposed of prior to or subsequent to the Merger will be considered as outstanding common stock of Shipman in making this representation.

For purposes of this representation, any amounts paid by Shipman to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Shipman immediately before the transaction will be included as assets held by Shipman immediately prior to the transaction. All payments to Shipman shareholders who properly exercise their dissenters' rights will be paid by CNB and no assets of Shipman will be used for this purpose.

Prior to the Merger, CNB will own all of the issued and outstanding common stock of Acquisition Corp. Neither CNB nor Acquisition Corp will engage in any transaction that will result in CNB's ownership in Acquisition Corp being reduced below control within the meaning of Section 368(c) of the Internal Revenue Code (Code).

CNB has no plan, binding commitment or intention to redeem or otherwise reacquire any of the CNB common stock issued in the merger. CNB has no plan or intention to liquidate Shipman, to sell or otherwise dispose of the common stock of Shipman, to merge Shipman with and into another corporation or to cause Shipman to sell or otherwise dispose of any of the acquired assets of Shipman, except for dispositions made in the ordinary course of business.

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The Board of Directors
Shipman Bancorp, Inc.
July 31, 1998
Page 4

Following the Merger, Shipman will retain substantially all of its assets and continue the historic business of Shipman.

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The Board of Directors
Shipman Bancorp, Inc.
July 31, 1998
Page 5

CNB, Acquisition Corp, Shipman and shareholders of Shipman will pay their respective expenses, if any, incurred in connection with the Merger.

There is and will be no intercorporate indebtedness between CNB, Shipman and Acquisition Corp that was or will be issued, acquired or settled at a discount.

Neither CNB, Shipman or Acquisition Corp is an investment company as defined in Section's 368(a)(2)(F)(iii) or (iv) of the Code.

No party to the transaction is under the jurisdiction of a court in a Title 11, or similar case within the meaning of Section 368(a)(3)(A) of the Code.

At the time of Merger, the fair market value and the adjusted tax basis of the assets of Shipman will exceed the sum of Shipman's liabilities, plus the amount of liabilities, if any, to which the assets to be acquired are subject.

No Acquisition Corp common stock will be issued in the Merger.

None of the compensation to be received by any shareholder employees of Shipman is separate consideration for, or allocable to, any of their shares of Shipman common stock. CNB common stock received by any shareholder/employee of Shipman is not separate consideration for, or allocable to, any employment agreement or other compensation owed to such shareholder/employee.

CNB does not own, directly or indirectly, nor has it owned, directly or indirectly, in the past five years, any Shipman common stock.

No dividends will be paid by Shipman before the consummation of the Merger, other than regular periodic dividends, consistent in amount and in effect with prior dividend distributions.

Shipman has, and on the date of the proposed transaction will have, no outstanding warrants, options, convertible securities or any type of rights pursuant to which any person could acquire common stock in Shipman that would affect CNB as defined in Section 368(c) of the Code.

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The Board of Directors
Shipman Bancorp, Inc.
July 31, 1998
Page 6

ASSUMPTIONS

We have assumed all of the representations contained herein are true and correct. We have relied upon the opinion of Gerrish & McCreary, P.C., counsel to Shipman, and upon which such counsel has expressly stated we are entitled to rely, that the Merger qualifies under applicable state law.

OPINION

Based on an understanding of the facts, our reliance upon the opinion of CNB's counsel with respect to the qualification of the Merger, the representations made to us and assumptions stated herein, our review of the relevant sections of the Internal Revenue Code of 1986, as amended, the regulations promulgated thereunder, and cases, rulings and other authorities, it is our opinion that the transaction will be treated as follows for tax purposes:

     The Merger of Shipman and Acquisition Corp will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, and CNB, Shipman and Acquisition Corp will each be a "party to a reorganization" within the meaning of Section 368(b).

     No gain or loss will be recognized by Shipman, CNB, and Acquisition Corp as a result of the Merger (Code Sections 361(a), 357(a) and Rev. Rul. 57-278).

     The tax basis of the assets of Shipman will be, in each case, the same as the basis of such assets in the hands of Shipman immediately before the transaction (Code Section 362(b)).

     The holding period of Shipman's assets will include the holding period of such assets by Shipman immediately before the Merger (Code Section 1223(2)).

     For Shipman shareholders who solely receive CNB common stock in exchange for their Shipman common stock, the tax basis in the new common shares will be the same as the tax basis of Shipman common stock surrendered in exchange therefore (Code Section 358(a)(1)).

     The holding period of CNB common stock received by shareholders of Shipman will include the holding period for Shipman common shares surrendered in the Merger, provided that Shipman common shares surrendered were held as capital assets in the hands of Shipman shareholders at the time of the Merger (Code Section 1223(1)).

     In the exchange of stock, no gain or loss will be recognized by the shareholders of Shipman upon the receipt of solely CNB stock (Code Section 354(a)(1)).

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The Board of Directors
Shipman Bancorp, Inc.
July 31, 1998
Page 7

     Cash received by a shareholder in exchange for Shipman common stock will be treated as a distribution in redemption, subject to Section 302 of the Code. If such Shipman shareholder subsequently holds no common stock of CNB directly, nor is deemed to own any such common stock under the constructive ownership rules of Section 318(a), the redemption will be a complete termination of the shareholder's interest within the meaning of
     Section 302(b)(3) of the Code and will be treated as a distribution in full payment in exchange for the common stock redeemed, as provided in Section 302(a). Accordingly, such shareholder will recognize gain or loss under
     Section 1001 measured by the difference between the cash received and the adjusted basis of the surrendered common stock. Provided that the Shipman stock is a capital asset in the hands of the Shipman shareholders, the gain or loss to be recognized will be capital gain or loss. If the shareholder does not meet the requirements of 302(b), cash received may be treated as a taxable dividend and will be subject to ordinary income tax rates (Rev. Rul. 93-61, I.R.B. 1993-30, Rev. Proc. 77-41, 1977-2 C.B. 574; Rev. Rul.
     66-365, 1966-2 C.B. 116).

Our opinion is based on the representations made to us and the assumptions stated herein. If any of the facts, representations or assumptions are determined to be incorrect, our opinion may be adversely affected. We express no opinion as to the accuracy of the facts, representations and assumptions stated herein. We express no opinion regarding any other Federal, state, local, foreign or other matter not contained in this letter.

Our opinion is based upon existing law, Treasury regulations, and administrative and judicial interpretations of the law and regulations. Administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions are subject to change, either prospectively or retroactively. We undertake no obligation to update this opinion for changes in facts or law occurring subsequent to the date of this opinion. This opinion is not binding on the Internal Revenue Service or the courts.

Our opinion is furnished solely for the benefit of the Board of Directors and stockholders of Shipman Bancorp, Inc. and is not to be released or distributed to any other person without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Carlinville National Bank Shares, Inc. with the Securities and Exchange Commission for the purpose of registering securities under the Securities Act of 1933, as amended.


                                  /s/  Cummings & Associates, P.C.